Exhibit 5.1

June 26, 2008

Cano Petroleum, Inc.

801 Cherry St., Suite 3200

Fort Worth, Texas  76102

Gentlemen:

We have acted as counsel to Cano Petroleum, Inc., a Delaware corporation (the “Company”), in connection with its offering of up to 8,050,000 shares of common stock, par value $0.0001 per share (the “Shares”), under its Registration Statement on Form S-3 (333-148053) filed on December 13, 2007 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which relates to the Company’s offer and sale of various securities pursuant to Rule 415 under the Securities Act.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

(1)   the certificate of incorporation and bylaws, each as amended to date, of the Company;

(2)   the Registration Statement;

(3)   a specimen of the Company’s common stock certificate;

(4)   the prospectus dated December 28, 2007;

(5)   the preliminary prospectus supplement dated June 25, 2008, relating to the offer and sale of the Shares;

(6)   the prospectus supplement dated June 26, 2008, relating to the offer and sale of the Shares;

(7)          the underwriting agreement dated June 26, 2008, between the Company and Canaccord Adams Inc. relating to the offer and sale of the Shares (the “Underwriting Agreement”); and

(8)          resolutions of the board of directors of the Company (the “Board”) and the pricing committee of the Board relating to the issuance of the Shares and the terms of the offering and sale of the Shares.

In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to the various questions of fact material to the opinions expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy. In addition, we have assumed that all formalities required by the Company’s certificate of incorporation and bylaws, each as amended to date and the DGCL will be complied with when the Shares are issued.

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that when issued and delivered in accordance with the Underwriting Agreement against payment therefor, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Shares.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ HAYNES AND BOONE, LLP

HAYNES AND BOONE, LLP